Exhibit 17.2

September 13, 2005

Europa Trade Agency Ltd.
3715 West 14th Avenue
Vancouver , BC , Canada
V6R 2W8

Attention: Thomas Lamb

Dear Mr. Lamb,

Please accept this as my official letter of resignation, to be effective immediately, from Europa Trading’s Board of Directors.

Best regards,

/s/ Rebecca Miller

Rebecca Miller